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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                              (Amendment _____)*

                            NEWPARK RESOURCES, INC.
                                (Name of Issuer)


                                 Common Stock
-------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   651718504
                  ------------------------------------------
                                 (CUSIP Number)


                           December 31, 2000
             ----------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                               [x]  Rule 13d-1(b)
                               [_]  Rule 13d-1(c)
                               [_]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              Page 1 of 9 pages
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-------------------------------                     ----------------------------
  CUSIP No. 651718508                 13G             Page 2 of 9 Pages
-------------------------------                     ----------------------------
------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Liberty Wanger Asset Management, L.P. 36-3820584
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [_]
      Not Applicable
------------------------------------------------------------------------------
      SEC USE ONLY
 3.

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          None
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             4,492,000
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          None
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          4,492,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      4,492,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]
      Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      6.5%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      IA
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
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-------------------------------                     ----------------------------
  CUSIP No. 651718504                 13G             Page 3 of 9 Pages
-------------------------------                     ----------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      WAM Acquisition GP, Inc.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
      Not Applicable
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          4,492,000
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          None
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          4,492,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      4,492,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      Not Applicable                                                [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      6.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
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Item 1(a)  Name of Issuer:

                Newpark Resources, Inc.

Item 1(b)  Address of Issuer's Principal Executive Offices:

                3850 N. Causeway, Suite 1770
                Metairie, Louisiana 70002

Item 2(a)  Name of Person Filing:

                Liberty Wanger Asset Management, L.P. ("WAM")
                WAM Acquisition GP, Inc., the general partner of WAM
                 ("WAM GP")

Item 2(b)  Address of Principal Business Office:

                WAM and WAM GP are located at:

                227 West Monroe Street, Suite 3000
                Chicago, Illinois  60606

Item 2(c)  Citizenship:

                WAM is a Delaware limited partnership; and WAM GP is a Delaware corporation.

Item 2(d)  Title of Class of Securities:

                Common Stock

Item 2(e)  CUSIP Number:

                651718504

Item 3  Type of Person:

                (e) WAM is an Investment Adviser registered under section 203 of the Investment Advisers Act of 1940; WAM GP is the General Partner of the Investment Adviser.

                              Page 4 of 9 pages
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Item 4  Ownership (at December 31, 2000):

             (a)  Amount owned "beneficially" within the meaning of rule
                  13d-3:

                  4,492,000

             (b)  Percent of class:

                  6.5% (based on 69,521,125 shares outstanding as of November 10, 2000)

             (c)  Number of shares as to which such person has:

                     (i) sole power to vote or to direct the vote: none

                    (ii) shared power to vote or to direct the vote: 4,492,000

                   (iii) sole power to dispose or to direct the disposition of:
                         none

                    (iv) shared power to dispose or to direct disposition of:
                         4,492,000

Item 5  Ownership of Five Percent or Less of a Class:

             Not Applicable

Item 6  Ownership of More than Five Percent on Behalf of Another Person:

             The shares reported herein have been acquired on behalf of discretionary clients of WAM. Persons other than WAM and WAM GP are entitled to receive all dividends from, and proceeds from the sale of, those shares.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

             Not Applicable

Item 8  Identification and Classification of Members of the Group:

             Not Applicable

Item 9  Notice of Dissolution of Group:

             Not Applicable

                              Page 5 of 9 Pages
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Item 10  Certification:

                By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                              Page 6 of 9 Pages
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                                   Signature
                                   ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2001

               The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.

                                 WAM Acquisition GP, Inc.
                                  for itself and as general partner of
                                  LIBERTY WANGER ASSET MANAGEMENT, L.P.

                                 By: /s/ Bruce H. Lauer
                                     ----------------------------------------
                                         Bruce H. Lauer
                                         Senior Vice President and Secretary

                              Page 7 of 9 Pages
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                                 Exhibit Index
                                 -------------

Exhibit 1 Joint Filing Agreement dated as of February 14, 2001 by and among Liberty Wanger Asset Management, L.P. and WAM Acquisition GP, Inc.

                              Page 8 of 9 Pages
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                                                                       EXHIBIT 1

                             JOINT FILING AGREEMENT

     The undersigned hereby agree to the joint filing of the Schedule 13G to which this Agreement is attached.

               Dated:  February 14, 2001

                                 WAM Acquisition GP, Inc.
                                  for itself and as general partner of
                                  LIBERTY WANGER ASSET MANAGEMENT, L.P.

                                 By: /s/ Bruce H. Lauer
                                     ----------------------------------------
                                         Bruce H. Lauer
                                         Senior Vice President and Secretary

                              Page 9 of 9 pages